SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the  Registrant [ ]
Filed by a Party other than the Registrant [X]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                              Cohoes Bancorp, Inc.
               -------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                              TrustCo Bank Corp NY
            --------------------------------------------------------
                   (Name of Person(s) Filling Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[x] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:
         .......................................................................
         2) Aggregate number of securities to which transaction applies:
         .......................................................................
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         .......................................................................
         4) Proposed maximum aggregate value of transaction:
         .......................................................................
         5)  Total fee paid:
         .......................................................................
[ ]  Fee previously paid:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:


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                                 PROXY STATEMENT
                                       OF
                              TRUSTCO BANK CORP NY

                       IN OPPOSITION TO THE MANAGEMENT OF
                              COHOES BANCORP, INC.

            2000 Annual Meeting of Cohoes Bancorp, Inc. Stockholders

          *Please sign, date and return the enclosed WHITE Proxy Card*

     This proxy statement and the accompanying white proxy card are being furnished to stockholders of Cohoes Bancorp, Inc. ("Cohoes") by TrustCo Bank Corp NY, a New York corporation ("TrustCo"), in connection with the solicitation of proxies from Cohoes stockholders which are to be used at the 2000 Annual Meeting of Stockholders ("Annual Meeting") of Cohoes, including any adjournments, postponements or reschedulings thereof. Cohoes has not yet announced the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date") or the date of the Annual Meeting. Stockholders of record at the close of business on the Record Date will be entitled to one vote for each share of Cohoes common stock, par value $.01 per share, held on the Record Date. TrustCo, together with all of the participants in this solicitation, beneficially owns 100,000 shares of Cohoes common stock, representing 1.3% of the total Cohoes common stock outstanding. It is expected that the Cohoes proxy statement will state the number of shares issued, outstanding and entitled to vote on the Record Date. As of June 22, 2000, based on the information contained in Cohoes' proxy statement/prospectus dated July 11, 2000, Cohoes had 7,912,255 shares of common stock outstanding and approximately 4,600 record owners.

     Based upon information contained in Cohoes' 1999 Annual Meeting proxy statement, at the 2000 Annual Meeting, Cohoes stockholders are expected to be asked to consider and vote upon the following matters:

     1. The election of four directors, each to serve for a three-year term of office; and

     2. The ratification of the appointment of Arthur Andersen LLP as Cohoes' independent public accountants.

     We believe that the actions of Cohoes' current Board of Directors, most recently the unsuccessful attempt to merge with Hudson River Bancorp, Inc., call into question whether the current Board of Directors is acting in the best interests of all Cohoes stockholders. TrustCo is soliciting proxies to obtain representation on the Cohoes Board, and to demonstrate stockholder dissatisfaction with recent actions of the Cohoes Board of Directors and management, including, in particular, the failure by the Cohoes Board of Directors to consider TrustCo's proposal to acquire Cohoes at a significantly higher price than that offered to Cohoes stockholders as part of the failed Cohoes-Hudson River Bancorp merger. We are convinced that a more thorough review of Cohoes' strategic alternatives, and a greater commitment to pursuing stockholders' interests, can only be realized by having new directors on the Cohoes Board. Therefore, TrustCo is soliciting your proxy in support of the election of M. Norman Brickman, Thomas P. Collins, Thomas O. Maggs, and Peter A. Pastore to the Cohoes Board of Directors. Their backgrounds are described below. This proxy statement and White Proxy Card are being first mailed or furnished to stockholders on or about September _____, 2000.

         WE URGE YOU NOT TO RETURN ANY PROXY CARD SENT TO YOU BY COHOES.

                   THIS SOLICITATION IS BEING MADE BY TRUSTCO
        AND NOT ON BEHALF OF THE COHOES BOARD OF DIRECTORS OR MANAGEMENT

     Your vote is important, no matter how many or how few shares you own. We urge you to mark, sign, date and return the enclosed WHITE proxy card in the enclosed postage-paid envelope to vote FOR the election of M. Norman Brickman, Thomas P. Collins, Thomas O. Maggs, and Peter A. Pastore to the Board of Directors. TrustCo makes no recommendation with respect to the ratification of Arthur Andersen LLP as Cohoes' independent auditors.

     When you return our proxy card you are voting for Messrs. Brickman, Collins, Maggs, and Pastore. There can be no assurance that all of our nominees will be elected to the Cohoes Board of Directors. In the event that less than all of our nominees are elected to the Cohoes Board of Directors there is no assurance that any of the other persons nominated to the Cohoes Board by either Cohoes or Ambanc Holding Co., Inc., will serve as Directors if our nominees are elected to the Board. A plurality of the votes cast will determine who will be elected to the Cohoes Board of Directors.

      WE BELIEVE THAT COHOES BOARD HAS FAILED TO MAXIMIZE STOCKHOLDER VALUE

     o In October 1998, Cohoes terminated its merger agreement with SFS Bancorp, Inc. The Break- up Fee that Cohoes had to pay SFS Bancorp, Inc. totaled $2.0 million which increased Cohoes' non-interest expense for the fiscal year ended June 30, 1998.(1) Cohoes management has failed to advise its stockholders why terminating the SFS Bancorp, Inc. merger was more beneficial than completing the merger.

     o In connection with the Cohoes/Hudson merger, Cohoes' President and Chief Executive Officer was to receive an employment agreement with a six-year term(2), which we believe significantly exceeds industry norms. We believe that an employment agreement with a six year term does not protect the interests of stockholders but serves the interests of the President and Chief Executive Officer.

     o Cohoes' Chief Executive Officer received a 27% increase in his salary for fiscal year 1999 as compared to 1998, notwithstanding a 41% decrease in Cohoes' net income during this period.(1)(3) The average increase in salaries for chief executive officers of banks and twit assets between $500 million and $1.0 billion was 7.3% in 1999.(4)

     o Cohoes' return on average equity was 2.53% for fiscal year 1999. For the nine months ended March 31, 2000, Cohoes return on average equity was 4.52%. These ratios are far below Cohoes' peer group.(2)(5)

     o For the fiscal year ended June 30, 1999, Cohoes' efficiency ratio (normally determined by dividing non-interest expense by net interest income plus non-interest income) was 79.79%. The higher the efficiency ratio, the less efficiently the institution is operated. The average efficiency ratio for New York-based thrifts was 48.03% as of March 31, 2000.(5)

     o Cohoes' IPO price was $10 per share. On April 25, 2000, the last trading day before public announcement of the Cohoes-Hudson River Bancorp, Inc. merger, the last reported price of the Cohoes common stock was $9.813(2) C A NEGATIVE RETURN ON YOUR I We believe that the most recent increases in Cohoes' common stock price reflect takeover speculation. What will happen to Cohoes' stock price if there is no takeover of Cohoes?

                              OBJECTIVES OF TRUSTCO

     TrustCo is a bank holding company headquartered in Schenectady, New York, that operates through its bank subsidiaries Trustco Bank, National Association, and Trustco Savings Bank, which have 54 offices in upstate New York. As of June 30, 2000, TrustCo had total assets of approximately $2.4 billion and stockholders' equity of $176.0 million. TrustCo's return on average equity was 24.30% (on an annualized basis) and 22.52% for the six months ended June 30, 2000, and the fiscal year ending December 31, 1999, respectively.

         After careful analysis of the operations, management, and financial performance of Cohoes, we have concluded that the strategic decisions and ongoing actions of the current Board and management have not been in the best interests of stockholders.
---------------------------
(1) Based on information contained in Cohoes Bancorp, Inc. Annual Report on Form 10-K for the year ended J30, 1999 ("1999 10-K").
(2) Based on information contained in Cohoes Bancorp, Inc.'s proxy/prospectus dated July 11, 2000.
(3) Based on information contained in Cohoes Bancorp, Inc.'s proxy statement for its 1999 Annual Meeting of Stockholders and 1999 Form 10-K.
(4) Based on information contained in SNL's 2000 Executive Compensation Review. TrustCo did not obtain SNL's consent to quote this information.
(5) Based on information contained in SNL's Quarterly Thrift Digest, June 2000, for New York Thrifts. Tdid not obtain SNL's consent to quote this information.

     On June 9, 2000, TrustCo made an offer to acquire Cohoes. This offer was extended in letters delivered tth Board of Directors of Cohoes. On June 23, 2000, Cohoes summarily rejected TrustCo's offer. Consequently, on June 26, 2000, TrustCo announced its intention to initiate a tender offer to acquire Cohoes common stock directly from Cohoes stockholders in an exchange offer. Our offer was for $16.00 in TrustCo stock, which substantially exceeded the price offered by the Hudson River Bancorp merger. We have filed a registration statement with the Securities and Exchange Commission relating to our offer.

     On August 17, 2000, Cohoes stockholders rejected a proposed merger with Hudson River Bancorp, Inc. We believe that the Cohoes Board of Directors should respect that vote and begin discussions and negotiations with TrustCo, with the goal of combining our companies. We believe that your vote against the Hudson River/Cohoes merger sent a strong mto the Cohoes Board of Directors that you want to preserve your opportunity to accept the superior value represented by TrustCo's offer. We believe that by electing TrustCo's nominees to the Cohoes Board you will send the message that you are interested in obtaining more value for your shares, and that you will reject transactions that perpetuate management at any cost to you as stockholders.

 WE BELIEVE THAT OUR NOMINEES WILL PROTECT YOUR INTERESTS BY INSISTING THAT THE COHOES BOARD WILL CONSIDER THE TRUSTCO OFFER AND WILL ACT IN THE BEST INTEREST
                              OF ALL STOCKHOLDERS.

     For these reasons, we have decided to initiate a proxy contest to gain four seats on the Board of Directors. If our nominees, M. Norman Brickman, Thomas P. Collins, Thomas O. Maggs, and Peter A. Pastore, are elected and take oas directors, each intends to simultaneously:

     o    consider a review of the outstanding proposals to acquire Cohoes;

     o ask the Board of Directors to contact representatives of TrustCo regarding the possibility of entering into a negotiated transaction; and

     o seek a mutually acceptable termination of the Hudson River Bancorp Lock-up Option.

     Because Messrs. Brickman, Collins, Maggs and Pastore would, if elected, constitute a minority of the Bof Directors, any action authorizing a negotiated transaction with TrustCo or another financial institution would require the approval of other directors of Cohoes. There can be no guarantee that the other members of the Cohoes Board of Directors will agree to consider the TrustCo offer or any other offer presented. However, we believe that such action will be more likely if there are persons elected to the Board of Directors who are committed to achieving such results.

Your vote is important, no matter how many or how few shares you own. We urge you to sign, date and return the enclosed WHITE proxy card today to vote for the election of M. Norman Brickman, Thomas P. Collins, Thomas O. Maggs, and Peter A. Pastore.

     Our nominees are committed, subject to their fiduciary duties to Cohoes' stockholders, to giving all Cohoes stockholders the opportunity to receive the maximum value for their shares by entering into negotiations with TrustCo. A vote for M. Norman Brickman, Thomas P. Collins, Thomas O. Maggs, and Peter A. Pastore will enable you as the owners of Cohoes to send a message to the Board that you are committed to entering into a negotiated transaction with TrustCo as a means of maximizing the value of your shares.

Further information regarding TrustCo is contained at Schedule I to this Proxy Statement.

                              HOW TO VOTE BY PROXY

     To elect our nominees to the Board, promptly complete, sign, date and mail the enclosed WHITE proxy card in the enclosed postage-paid envelope. Whether you plan to attend the Annual Meeting or not, we urge you to complete and return the enclosed WHITE proxy card. Any proxy may be revoked at any time prior to the time a vote is taken by delivering to the Secretary of Cohoes a notice of revocation bearing a later date, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person (but attendance at the Annual Meeting will not by itself constitute revocation of a prior-delivered proxy).

     Properly executed proxies will be voted in accordance with the directions indicated thereon. If you sign the WHITE proxy card but do not make any specific choices, your proxy will vote your shares as follows:

Proposal 1.
----------

     - "FOR" the election of our four nominees to the Board of Directors - M. Norman Brickman, Thomas P. Collins, Thomas O. Maggs, and Peter A. Pastore.

Proposal 2.
----------

     - "ABSTAIN" as to the ratification of Arthur Andersen LLP as independent public accountants - We do not make a recommendation with respect to this proposal.

     If any other matter is presented at the Annual Meeting, your proxy will be voted in accordance with the best judgment of the persons named on the attached proxy card. At the time of mailing this Proxy Statement, we know of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

     If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the Record Date, only that entity can vote your shares and only upon its receipt of your specific instructions. Accordingly, please contact the person responsible for your account at such entity and instruct that person to execute and return the WHITE proxy card on your behalf. You should also sign, date and mail the WHITE proxy card your broker or banker sends you when you receive it. Please do this for each account you maintain to ensure that all of your shares are voted.

  REMEMBER, YOUR LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS, SO RETURN THE
              WHITE CARD EVEN IF YOU PREVIOUSLY MAILED IN A PROXY.

If you have any questions or need assistance in voting your shares, please call:

                   Georgeson Shareholder Communications, Inc.
                                 17 State Street
                                   10th Floor
                            New York, New York 10004
                       Telephone Toll Free 1-800-223-2064

     This Proxy Statement relates solely to the solicitation of proxies in connection with the matters to be considered at the Cohoes' Annual Meeting and is neither an offer to sell any shares of TrustCo Common Stock nor a request for the tender of Cohoes Common Stock. The TrustCo exchange offer is being registered under the Securities Act of 1933 and is being made only by means of a Prospectus and related letter of transmittal, which will be mailed separately to Cohoes stockholders.

     Once it is available, please refer to the Cohoes' proxy statement for a full description of management's proposals, the securities ownership of Cohoes' directors and executive officers, information about Cohoes' officers and directors, including compensation, information about the ratification of the appointment of Arthur Andersen LLP as independent auditors and the date by which stockholders must submit proposals for inclusion in the next Annual Meeting.

                   MATTERS TO BE DECIDED AT THE ANNUAL MEETING

Proposal 1.  Election of Four Directors to a Three-Year Term of Office

     The Company currently has eleven directors, and the terms of four of these directors will expire at the Annual Meeting. TrustCo proposes that stockholders elect M. Norman Brickman, Thomas P. Collins, Thomas O. Maggs, and Peter A. Pastore to fill the seats open for election at the Annual Meeting. Set forth below is information concerning Mr. Brickman's, Mr. Collins', Mr. Maggs', and Mr. Pastore's principal occupation, experience and certain other matters. If elected, Mr. Brickman, Mr. Collins, Mr. Maggs, and Mr. Pastore would hold office until the 2003 annual meeting of stockholders and until their successors have been elected and qualified. Although TrustCo has no reason to believe that any of TrustCo's nominees would be unable to serve as a Cohoes director, if either of them is unable to serve or for good cause will not serve, the persons named as proxies on the WHITE proxy card will vote for the election of another nominee or nominees as may be proposed by TrustCo.

     To date, the incumbent Cohoes Board of Directors has resisted TrustCo's attempts to negotiate a merger of Cohoes with TrustCo. If elected, each of Mr. Brickman, Mr. Collins, Mr. Maggs, and Mr. Pastore will, subject to their fiduciary duties, seek the prompt review of TrustCo's offer to acquire Cohoes and any other potential transaction that will maximize stockholder value. Each of TrustCo's nominees will evaluate all offers on the basis of the value of the consideration offered, the ability of the offeror to finance the bid, the quality and prospects of any non-cash consideration offered (including the financial condition of any offeror that is offering non-cash consideration), and the timing and likelihood of receiving necessary regulatory approvals.

     Mr. Brickman, Mr. Collins, Mr. Maggs, and Mr. Pastore would comprise only four directors on Cohoes' eleven member board. Consequently there can be no assurance that Cohoes' Board of Directors will agree to enter to discussions with TrustCo even if all of TrustCo's nominees are elected.

     Each of Mr. Brickman, Mr. Collins, Mr. Maggs, and Mr. Pastore disclaim any beneficial interest in any shares of Cohoes common stock owned by TrustCo.

     M. Norman Brickman, is 75 years old and his address is 35 Greyledge Drive, Albany, New York. Mr. Brickman was the President and Vice President of D. Brickman, Inc., a wholesale fruit and produce business. He currently serves as Secretary. Mr. Brickman is a United States citizen.

     Thomas P. Collins, CPA, is 64 years old and his address is 19 Red Oak Lane, Renssalaer, New York. For the past 10 years, Mr. Collins has been the President and owner of The Preferred Group, an Albany based business specializing in employee benefits advisory services. Mr. Collins also serves as a director of the following organizations: Capital District Physicians' Health Plan, Mason Insurance Co. and Universal Benefits, Inc. Mr. Collins is a United States citizen.

     Thomas O. Maggs is 55 years old and his address is 18 Sunnyside Road, Scotia, New York. For the past 13 years, Mr. Maggs has been the President of Maggs & Zack, business insurance brokers. Mr. Maggs is a trustee of the Rensselaerville Institute and a member of the Commission of New York State Historic Sites and Parks. Mr. Maggs is a United States citizen.

     Peter A. Pastore, is 44 years old and his address is 75 Fairfield Drive, Voorheesville, New York. Mr. Pastore is principal in the law firm of McNamee, Lochner, Titus & Williams, P.C. an Albany based law firm. Mr. Pastore is a United States citizen.

     During the last ten years: (i) none of TrustCo, Mr. Brickman, Mr. Collins, Mr. Maggs, or Mr. Pastore, to the best of their knowledge, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); and (ii) none of TrustCo, Mr. Brickman, Mr. Collins, Mr. Maggs, or Mr. Pastore, to the best of their knowledge, has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation with respect to such laws.

     The voting power over Cohoes' securities is not subject to any contingencies beyond standard provisions for entities of this nature (i.e., limited partnerships and limited liability companies) which govern the replacement of a manager or a general partner.

     Schedule II lists certain information regarding TrustCo, Mr. Brickman, Mr. Collins, Mr. Maggs, and Mr. Pastore, including their holdings of Cohoes common stock and transactions in the common stock during the last two years.

     Except as set forth herein, neither TrustCo, Mr. Brickman, Mr. Collins, Mr. Maggs, nor Mr. Pastore is now, or within the past year has been, a party to any contract, arrangement or understanding with any person with respect to any securities of Cohoes (including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies).

     There are no material proceedings to which TrustCo or any of its associates is a party adverse to Cohoes or any of its subsidiaries or has a material interest adverse to Cohoes or any of its subsidiaries. Except as described herein, neither TrustCo, Mr. Brickman, Mr. Collins, Mr. Maggs, Mr. Pastore, nor any associate of such persons has any interest in the matters to be voted upon at the Annual Meeting, other than an interest, if any, as a stockholder of Cohoes. Each of Mr. Brickman, Mr. Collins, Mr. Maggs, and Mr. Pastore has consented to being nominated to serve as directors of Cohoes, named as nominees in TrustCo's proxy statement and to serve, if elected.

     Except as described herein or in Schedule II, neither TrustCo, Mr. Brickman, Mr. Collins, Mr. Maggs, Mr. Pastore nor any associate of such persons:
(1) has engaged in or has a direct or indirect interest in any transaction or series of transactions since the beginning of Cohoes' last fiscal year, or in any currently proposed transaction, to which Cohoes or any of its subsidiaries is a party where the amount involved was in excess of $60,000; (2) has been indebted to Cohoes or any of its subsidiaries; (3) has borrowed any funds for the purpose of acquiring or holding any securities of Cohoes, or is presently, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to either any securities of Cohoes, any future employment by the Cohoes or its affiliates, or any future transaction to which Cohoes or any of its affiliates will or may be a party; or (4) is the beneficial or record owner of any securities of Cohoes or any parent or subsidiary thereof.

Proposal 2. Ratification of Arthur Andersen LLP as Cohoes' independent public accountants

     In the past, Cohoes has asked stockholders to ratify the solicitation of Arthur Andersen LLP as Cohoes' independent public accountants. We are providing the means for stockholders to vote on the ratification of Arthur Andersen LLP as Cohoes' independent public accountants for the year ending June 30, 2001. TrustCo, however, does not make a recommendation with respect to such ratification.

Other Matters

     TrustCo anticipates that Cohoes' proxy statement will contain information regarding: (1) securities ownership of 5% or more beneficial ownership and management; (2) the committees of Cohoes' Board of Directors; (3) the meetings of the Board of Directors and all committees thereof; (4) the background of the management nominees to the Board of Directors; (5) the compensation and remuneration paid and payable to Cohoes' directors and management; (6) stock price performance; and (7) the submission of stockholder proposals at the Annual Meeting of stockholders. TrustCo has no knowledge of the accuracy of Cohoes' disclosures in its proxy materials.

Solicitation of Proxies

     Proxies will be solicited by mail, telephone, telecopy, telegraph, the Internet, newspapers and other publications of general distribution and in person. Directors, officers and certain employees of TrustCo and the other participants listed on Schedule II hereto may assist in the solicitation of proxies without any additional remuneration (except as otherwise set forth in this proxy statement). The expenses to conduct the solicitation are expected to be $__________, of which $_________ has been spent as of the date of this proxy. TrustCo will bear the costs of the solicitation and will not seek reimbursement of expenses from Cohoes.

     TrustCo   has   retained   Georgeson   Shareholder   Communications,   Inc.
("Georgeson") for solicitation and advisory services in connection with solicitations relating to the Annual Meeting, for which Georgeson is to receive a fee of $25,000 in connection with the solicitation of proxies for the Annual Meeting. TrustCo has also agreed to reimburse Georgeson for out-of-pocket expenses and to indemnify Georgeson against certain liabilities and expenses, including reasonable legal fees and related charges, in connection with its solicitation activities. Georgeson will solicit proxies for the Annual Meeting from individuals, brokers, banks, bank nominees and other institutional holders. In addition, TrustCo has retained Georgeson to act as information agent in connection with the TrustCo offer. TrustCo has agreed that it will pay a fee of $10,000 to Georgeson for services as information agent, reimburse Georgeson for out-of-pocket expenses and to indemnify Georgeson against certain liabilities and expenses, including reasonable legal fees and related charges, in connection with its engagement as information agent.

     Directors, officers and certain employees of TrustCo may assist in the solicitation of proxies without any additional remuneration. The entire expense of soliciting proxies for the Annual Meeting by or on behalf of TrustCo is being borne by TrustCo.

     YOUR VOTE IS IMPORTANT

     o    No matter how many shares you own, we are seeking your support.

     o Please vote for Mr. Brickman, Mr. Collins, Mr. Maggs, and Mr. Pastore by signing, dating, and mailing in the enclosed postage-paid envelope the enclosed WHITE proxy card as soon as possible. Only your latest dated proxy counts.

     o Even if you have already returned a proxy to Cohoes' Board of Directors, you have every legal right to revoke it by signing, dating, and mailing the enclosed WHITE proxy card or by voting in person at the Annual Meeting.

You Can Call If You Have Questions

     If you have any questions or require any assistance, please contact William
F. Terry, TrustCo Bank Corp NY at 518-381-3611, or our proxy solicitors, Georgeson Shareholder Communications, Inc. toll free at 1-800- 223-2064.

     We believe that it is in your best interest to elect our nominees as Directors at the Annual Meeting. TrustCo strongly recommends a vote for our nominees, Mr. Brickman, Mr. Collins, Mr. Maggs, and Mr. Pastore.

Sincerely,



Robert A. McCormick
President and Chief Executive Officer

PLEASE SIGN AND DATE YOUR WHITE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE TO AVOID UNNECESSARY EXPENSE AND DELAY. NO POSTAGE IS NECESSARY.

                                   SCHEDULE I

                        CERTAIN INFORMATION ABOUT TRUSTCO



     TrustCo is a bank holding company registered under the Bank Holding Company Act. Its principal executive offices are located at 320 State Street, Schenectady, New York 12305, and its telephone number at that location is (518) 377-3311.

     TrustCo provides a full range of financial and fiduciary services through its bank subsidiaries, Trustco Bank, National Association, and Trustco Savings Bank, which have 54 banking offices in the upstate New York area. As of June 30, 2000, TrustCo had, on a consolidated basis, total assets of approximately $2.4 billion, total deposits of approximately $2.0 billion and total stockholders' equity of approximately $176.1 million. On July 28, 2000, TrustCo completed its cash acquisition of Landmark Community Bank ("Landmark"), Canajoharie, New York for $21.00 per share.

     TrustCo's Registration Statement relating to the exchange offer for Cohoes common stock (the "Exchange Offer"), which contains the Exchange Offer prospectus and the related letter of transmittal, has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. TrustCo is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning TrustCo's directors and officers, their remuneration, options granted to them, the principal holders of TrustCo's securities and any material interests of such persons in transactions with TrustCo is required to be disclosed in a proxy statement distributed to TrustCo's stockholders and filed with the C The Registration Statement and such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 fifth Street, NW, Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661 (call 1-800-SEC-0330 for hours). Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, NW, Washington, D.C. 20549-6009. The Commission also maintains an Internet website at http:ww.sec.gov that contains the Registration Statement and the reports, proxy statements and other information filed electronically by TrustCo.

                                   SCHEDULE II

           INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
              OF TRUSTCO AND OTHER PERSONS WHO MAY SOLICIT PROXIES

     The following table sets forth the name and title of persons who may be deemed to be participants on behalf of TrustCo in the solicitation of proxies from the stockholders of Cohoes.

                   DIRECTORS AND EXECUTIVE OFFICERS OF TRUSTCO

Name                                                  Positions
----                                                  ---------

Robert A. McCormick              President, Chief Executive Officer and Director
Barton A. Andreoli                                  Director
Lionel O. Barthold                                  Director
Joseph Lucarelli                                    Director
Nancy A. McNamara                          Vice President and Director
Dr. Anthony J. Marinello                            Director
James H. Murphy, D.D.S.                             Director
Richard A. Murray, Jr.                              Director
Kenneth C. Peterson                                 Director
William D. Powers                                   Director
William Purdy                                       Director
Robert T. Cushing                  Vice President and Chief Financial Officer
William F. Terry                             Secretary and Director

     As of the date of this Proxy Statement, TrustCo beneficially owns 100,000 shares of common stock of Cohoes Bancorp, Inc. Neither Mr. Brickman, Mr. Collins, Mr. Maggs, and Mr. Pastore beneficially own shares of Cohoes common stock, nor have they purchased or sold any shares of Cohoes common stock within the past two years. Other than as set forth herein, as of the date of this Proxy Statement, neither TrustCo nor any of the other participants listed in this
Schedule II has any interest, direct or indirect, by security holdings or otherwise in Cohoes.

         Mr. Brickman's business address is:         P.O. Box 4335
                                                     Albany, New York _______-

         Mr. Collins' business address is:           24 Madison Avenue Extension
                                                     Albany, New York 12203

         Mr. Maggs' business address is:             501 State Street
                                                     Schenectady, New York 12305

         Mr. Pastore's business address is:          75 State Street
                                                     Albany, New York 12201

     Set forth below are the transactions in Cohoes common stock by TrustCo during the past two years. All transactions were made as open market purchases.

Date of Transaction                 Shares                             Price
-------------------                 --------                  ------------------
    04/28/2000                          8,500                  $      11.375
    04/28/2000                         13,500                         11.6875
    05/01/2000                         10,000                         11.5625
    05/01/2000                          5,000                          11.50
    05/03/2000                         25,000                          11.50
    05/03/2000                          7,500                          11.50
    05/04/2000                          4,000                          11.50
    05/05/2000                          2,500                          11.50
    05/08/2000                          6,000                          11.50
    05/08/2000                          4,000                          11.50
    05/09/2000                          4,000                          11.50
    05/11/2000                         10,000                         11.3125

            THIS PROXY IS SOLICITED ON BEHALF OF TRUSTCO BANK CORP NY
                      IN OPPOSITION TO THE SOLICITATION BY
                    COHOES BANCORP INC.'S BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS


                         ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby appoints William F. Terry and Robert T. Cushing and each or any of them, attorneys and proxies of the undersigned with full power of substitution to vote all shares of common stock, par value $.01 per share, of Cohoes Bancorp, Inc. (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders or any adjournment(s) or postponement(s) or reschedulings thereof (the "Meeting"), as follows:

1. ELECTION OF DIRECTORS - TRUSTCO NOMINEES

TrustCo's nominees are: M. Norman Brickman, Thomas P. Collins, Thomas O. Maggs, and Peter A. Pastore and

                                   ____ FOR        ___ WITHHOLD AUTHORITY

(Authority to vote for any nominee(s) may be withheld by lining through or otherwise striking out the name(s) of such nominee(s).)

                   TrustCo Recommends a Vote "FOR" Proposal 1.


2. The ratification of Arthur Andersen, LLP as Cohoes' independent public accountants.

        ___ FOR                ___ AGAINST                        ___ ABSTAIN

      TrustCo Does Not Make Any Recommendation With Respect to Proposal 2.

              IMPORTANT: PLEASE SIGN AND DATE ON THE REVERSE SIDE.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. Unless otherwise specified, this proxy will be voted "FOR" the election of TrustCo's nominees as Directors and "ABSTAIN" with respect to the ratification of Arthur Andersen LLP as Cohoes' independent public accountants. This proxy revokes all prior proxies given by the undersigned.

In their discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting, or any adjournments or postponements thereof, as provided in the proxy statement provided herewith.

Please sign exactly as your name appears hereon or on your proxy cards previously sent to you. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporation name by the president or other duly authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy card votes all shel in all capacities.

Dated:___________________________________

_________________________________________
(Signature)

_________________________________________
(Signature, if jointly held)

Title: __________________________________

PLEASE SIGN, DATE, AND MAIL THIS PROXY CARD TODAY.

If you need  assistance  in voting  your  shares,  please call  TrustCo's  proxy
solicitor,   Georgeson   Shareholder   Communications,   Inc.,   toll   free  at
1-800-223-2064.